UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 29, 2015
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
250 Howe Street, 20th Floor
Vancouver, British Columbia V6C 3R8
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01     Other Events.

On April 29, 2015, J.P. Morgan Securities LLC (the “Underwriter”), the underwriter of a previously announced registered underwritten secondary public offering of common shares, no par value (the “Shares”) of Lions Gate Entertainment Corp. (the “Company”), by certain investment funds affiliated with MHR Management LLC (the “Selling Shareholders”), exercised its option to purchase up to an additional 1,050,850 of the Shares (the “Exercise”). The Exercise occurred pursuant to an underwriting agreement (the “Underwriting Agreement”), dated April 8, 2015, by and among the Underwriter, the Company and the Selling Shareholders. The Underwriting Agreement was previously filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on April 9, 2015, and is incorporated by reference into this Item 8.01. The Company itself did not receive any proceeds from the sale of Shares in the Exercise. Following the Exercise, the Underwriter may no longer purchase additional shares pursuant to the Underwriting Agreement.
The Shares sold in the Exercise have been registered pursuant to the automatically effective registration statement on Form S-3 (Registration Statement No. 333-203280) (the “Registration Statement”) filed with the Commission on April 7, 2015.
Further, on May 4, 2015, the Company entered into an Incremental Facility Agreement and Amendment (the “Amendment”) to the Second Lien Credit and Guarantee Agreement dated as of March 17, 2015, by and among the Company, as borrower, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”).
Among other matters, the Amendment provides for incremental term loans in an aggregate principal amount of $25,000,000, bringing the total amount of term loans under the Credit Agreement to $400,000,000. The loans bear interest at a fixed rate of 5.0% with a maturity date of March 17, 2022.
Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2015	LIONS GATE ENTERTAINMENT CORP.
(Registrant)

By: /s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel and Chief Strategic Officer